EXHIBIT 10.1

EMPLOYMENT AGREEMENT

Bridgeline Digital, Inc., a Delaware Corporation (the “Employer” or the “Company”) and Brett Zucker (the “Employee”), in consideration of the mutual promises made herein, agree as follows:

ARTICLE 1

TERM OF EMPLOYMENT

Section 1.1     Specified Period. Employer hereby employs Employee, and Employee hereby accepts employment with Employer for the term of one (1) year, with the period beginning on October 1, 2013 (the "Commencement Date"), and terminating on September 30, 2014 ("Initial Term").

Section 1.2     Succeeding Term. At the end of the Initial Term, or any succeeding one year term, this Employment Agreement shall renew for successive periods of one (1) year each (a "Succeeding Term") only if the Employer gives written notice of renewal to Employee not less than sixty (60) days prior to the end of the Initial Term. If such notice of renewal is not provided to the Employee by the Employer this Employment Agreement will terminate, except the provisions of Sections 2.3, 2.4, 2.5 and 2.6 shall continue in force so long as the Employee remains employed by the Employer or any Affiliate of the Employer, whether under this Agreement or not, and whether as a consultant or not, and shall survive any termination of employment under this Agreement for the periods specified therein, all as is more specifically provided in Section 7.10. Once this Employment Agreement terminates then the Employee shall become an employee at will at the end of the Initial Term or Succeeding Term.

Section 1.3     Employment Term Defined. As used herein, the phrase "employment term" refers to the entire period of employment of Employee by Employer hereunder, whether such employment is during the Initial Term, Succeeding Term or, following the end of the Succeeding Term, as an employee at will.

ARTICLE 2

DUTIES AND OBLIGATIONS OF EMPLOYEE

Section 2.1     General Duties Employee shall serve as Executive Vice President & Chief Technology Officer for the Employer. In such capacity, Employee shall do and perform all services, acts or things consistent within the scope of his employment and with the Employee's skill and expertise in accordance with the instructions of and policies set by Employer's Chief Executive Officer, or his designee. Employee shall perform such services at 80 Blanchard Road, Burlington, Massachusetts or at such other location as may be designated by Employer. The Employee shall be available to make business trips within the United States for the purpose of meeting with and consulting with other members of the Employer's management, as well as with present and proposed customers and parties with whom the Employer does business, all on reasonable terms, bearing in mind the position of the Employee.

Section 2.2     Devotion to Employer's Business

(a)     Employee shall devote his best efforts and entire productive time, ability and attention to diligently promote and improve the business of Employer during the Term.

(b)     Employee shall not engage in any other business duties or pursuits whatsoever, or directly or indirectly render any services of a business, commercial or professional nature to any other person or organization, whether for compensation or otherwise, without the prior written consent of the Employer's Chief Executive Officer . This Agreement shall not be interpreted to prohibit Employee from making passive personal investments or conducting private business affairs if those private business affairs do not materially interfere with the services required under this Agreement.

Section 2.3     Confidential Information; Tangible Property; Competitive Activities.

(a)     Employee shall hold in confidence and not use or disclose to any person or entity without the express written authorization of Employer, either during the term of employment or any time thereafter, secret or confidential information of Employer, as well as secret or confidential information and materials received in confidence from third parties by Employee or Employer. If any confidential information described below is sought by legal process, Employee will promptly notify Employer and will cooperate with Employer in preserving its confidentiality in connection with any legal proceeding.

The parties hereto hereby stipulate that, to the extent it is not known publicly, the information described in this Section (herein referred to as "Confidential Information") is important, material and has independent economic value (actual or potential) from not being generally known to others and that any breach of any terms of this Section 2.3 is a material breach of this Agreement: (i) the names, buying habits and practices of Employer's customers or prospective customers; (ii) Employer's sales and marketing strategy and methods and related data; (iii) the names of Employer's vendors and suppliers; (iv) cost of materials/services; (v) the prices Employer obtains or has obtained or for which it sells or has sold its products or services; (vi) development costs; (vii) compensation paid to employees or other terms of employment; (viii) Employer's past and projected sales volumes; (ix) confidential information relating to actual products, proposed products or enhancements of existing products, including, but not limited to, source code, programming instructions, engineering methods and techniques, logic diagrams, algorithms, development environment, software methodologies, and technical specifications for the Employer's web design and content management software. Confidential Information shall also include all information which the Employee should reasonably understand is secret or confidential information, Confidential Information shall also include all information which the Employee should reasonably understand is secret or confidential information, if the Employee has participated in or otherwise been involved with the development, analysis, invention or origination of such Confidential Information belonging to the Employer, including, without limitation, methods, know-how, formula, customer and supplier lists, personnel and financial data, business plans, as well as product information, product plans and product strategies. Notwithstanding the foregoing, "Confidential Information" does not include any information which (A) is now available to the public or which becomes available to the public, (B) is or becomes available to the Employee from a source other than the Employer and such disclosure is not a breach of a confidentiality agreement with the Employer, or (C) is required to be disclosed by any government agency or in connection with a court proceeding.

All Confidential Information, as well as all software code, methodologies, models, samples, tools, machinery, equipment, notes, books, correspondence, drawings and other written, graphical or electromagnetic records relating to any of the products of Employer or relating to any of the Confidential Information of Employer which Employee shall prepare, use, construct, observe, possess, or control shall be and shall remain the sole property of Employer and shall be returned by Employee upon termination of employment.

(b)     During his employment and for twelve (12) months after the termination of his employment for any reason whatsoever, Employee shall not, directly or indirectly, without the written consent of the Employer: (i) invest (except for the ownership of less than 3% of the capital stock of a publicly held company), or hold a directorship or other position of authority in any of the Company's DirectCompetitors ("Direct Competitors") defined as: any person or entity, or a department or division of an entity, whereby more than 25% of the person's or entity's total revenues are derived from the Competitive Services ("Competitive Services") defined as design and development for third parties of: Internet/Intranet/Extranet Web sites and Web applications, content management software, document management software, analytics software, eCommerce, eMarketing, or services such as Web consulting services or Web hosting services)), (ii) undertake preparation of or planning for an organization or offering of Competitive Services, (iii) combine or collaborate with other employees or representatives of the Employer or any third party for the purpose of organizing, engaging in, or offering Competitive Services, or (iv) be employed by, serve as a consultant to or otherwise provide services to (whether as principal, partner, shareholder, member, officer, director, stockholder, agent, joint venturer, creditor, investor or in any other capacity), or participate in the management of a Direct Competitor or participate in any other business that the Employer may be engaged or is planning to undertake in at the date of the termination of this Agreement. Notwithstanding any to the contrary contained in this Section 2.3, in the event your employment is terminated for reasons in which economic factors are considered (specifically, a layoff or closing of the office where you are employed), then the provisions of this Section 2.3 shall not apply. However, all other provisions of this Agreement shall remain in full force and effect, including without limitation sections 2.3(a), 2.3(c) through 2.3(f).

(c)     During his employment and for twelve (12) months after the termination of such employment for any reason whatsoever, Employee shall not become employed by, associated with, or engaged by, in any capacity whatsoever, any customer, client or account (as defined below) of the Employer whereby Employee provides services to such customer, client or account similar to those provided by the Employer to the customer, client or account during Employee's employment. Employee acknowledges and understands that Employer's customers, clients and accounts have executed or will execute agreements pursuant to which the customer, client or account agrees not to hire Employer's employees.

(d)     During his employment and for twelve (12) months after the termination of such employment for any reason whatsoever, Employee shall not, directly or indirectly, without the consent of the Employer: contact, recruit, solicit, induce or employ, or attempt to contact, recruit, solicit, induce or employ, any employee, consultant, agent, director or officer of the Employer to terminate his/her employment with, or otherwise cease any relationship with, the Employer; or contact, solicit, divert, take away or accept business from, or attempt to contact, solicit, divert or take away, any clients, customers or accounts, or prospective clients, customers or accounts, of the Employer, or any of the Employer's business with such clients, customers or accounts which were, directly or indirectly, contacted, solicited or served by Employee, or were directly or indirectly under his responsibility, while Employee was employed by the Company, or the identity of which Employee became aware during the term of his employment.

As used in this agreement the term "client," "customer," or "accounts" shall include: (i) any person or entity that is a client, customer or account of the Employer on the date hereof or becomes a client, customer or account of the Employer during the Employee's employment; (ii) any person or entity that was a client, customer or account of the Employer at any time during the two-year period preceding the date of Employee's termination; and (iii) any prospective client, customer or account to whom the Employer has made a presentation (or similar offering of services) within a period of 180 days preceding the date of the termination of Employee's employment.

(e)     The covenants of this Section 2.3 shall be construed as separate covenants covering their subject matter in each of the separate counties and states in the United States in which Employer (or its Affiliates) transacts its business. If at any time the foregoing provisions shall be deemed to be invalid or unenforceable or are prohibited by the laws of the state or place where they are to be enforced, by reason of being vague or unreasonable as to duration or place of performance, this Section shall be considered divisible and shall become and be immediately amended to include only such time and such area as shall be determined to be reasonable and enforceable by the court or other body having jurisdiction over this Agreement; and the Employer and the Employee expressly agree that this Section, as so amended, shall be valid and binding as though any invalid or unenforceable provision had not been included herein. The Employee represents and warrants that Employee is free to enter into this Agreement and to perform each of the terms and covenants contained herein, and that doing so will not violate the terms or conditions of any agreement between Employee and any third party.

Section 2.4     Inventions and Original Works.

(a)     Subject to Section 2.4(b) below, the Employee agrees that he will promptly make full written disclosure to Employer, will hold in trust for the sole right and benefit of Employer, and hereby irrevocably assigns to Employer without any additional compensation all of his right, title and interest in and to any and all inventions (and patent rights with respect thereto), original works of authorship (including all copyrights with respect thereto), developments, improvements or trade secrets which Employee may solely or jointly conceive or develop or reduce to practice, or cause to be conceived or developed or reduced to practice, relating to or concerning the business of the Employer, whether or not conceived, developed or reduced to practice: (i) during working hours, (ii) while on Employer premises, (iii) with use of Company equipment, materials or facilities, or (iv) while performing his duties under this Agreement ("Employer Intellectual Property").

Employee acknowledges that all original works of authorship relating to the business of Employer which are made by him (solely or jointly with others) within the scope of his duties under this Agreement and which are protectable by copyrights are "works made for hire" as that term is defined in the United States Copyright Act (17 U.S.C.A., Section 101), and that Employee is an employee as defined under that Act. Employee further agrees from time to time to execute written transfers to Employer of ownership or specific original works or authorship (and all copyrights therein) made by Employee (solely or jointly with others) which may, despite the preceding sentence, be deemed by a court of law not to be "works made for hire" in such form as is acceptable to Employer in its reasonable discretion. Employee hereby waives in favor of Employer and its assigns and licensees any and all artist's or moral rights Employee may have in respect of any Invention pursuant to any local, state or federal laws or statutes of the United States and all similar rights under the laws of all jurisdictions.

(b)     The parties agree that the "business of the Employer" for the purposes of this Section 2.4 is acting as "a designer and developer for third parties of Internet/Intranet/Extranet Web sites and Web applications, content management software, document management software, analytics software, eCommerce, eMarketing, or services such as Web consulting services or Web hosting services". Employee shall provide to Employer, and attach hereto as Exhibit 2.4(b), a list identifying and describing in reasonable detail all inventions (and patent rights with respect thereto), original works of authorship (including all copyrights with respect thereto), developments, improvements, concepts or trade secrets which Employee has solely or jointly conceived or developed or reduced to practice, or caused to be conceived or developed or reduced to practice to date, and other intellectual property of the Employee. For the avoidance of doubt, Employee will identify on Exhibit 2.4(b) with sufficient detail any intellectual property belonging to the Employee prior to the date hereof, including that related to the business of the Employer (collectively the "Employee's Personal intellectual Property"). Employer acknowledges and agrees that the provisions of Section 2.4(a) shall not apply to Employee's Personal Intellectual Property or to any inventions (and patent rights with respect thereto), original works of authorship (including all copyrights with respect thereto), developments, improvements, concepts or trade secrets conceived of or developed by Employee during the term of this Agreement that is not Employer Intellectual Property.

Section 2.5     Maintenance of Records. Except with respect to the Intellectual Property for which the Employer has no rights, Employee agrees to keep and maintain reasonable written records of all inventions, original works of authorship, trade secrets developed or made by him (solely or jointly with others) during the employment term. The Employee also agrees to make and maintain adequate and reasonable written records customarily maintained by corporate managers, including, without limitation, lists and telephone numbers of persons and companies he has contacted during his engagement by the Employer. Immediately upon the Employer's request and promptly upon termination of the Employee's engagement with the Employer, the Employee shall deliver to the Employer all written records as described in this Section, together with all memoranda, notes, records, reports, photographs, drawings, plans, papers, computer storage media, Confidential Information or other documents made or compiled by the Employee or made available to the Employee during the course of his engagement by the Employer, and any copies or abstracts thereof, whether or not of a secret or confidential nature, and all of such records, memoranda or other documents shall, during and after the engagement of the Employee by the Employer, be and shall be deemed to be the property of the Employer.

Section 2.6     Obtaining Letters Patent and Copyright Registration. During the employment term hereunder, Employee agrees to assist Employer, at Employer's expense, to obtain United States or foreign letters patent, and copyright registrations (as well as any transfers of ownership thereof) covering inventions and original works of authorship assigned hereunder to Employer. Such obligation shall continue beyond the termination of this Agreement for a reasonable period of time not to exceed one (1) year subject to Employer's obligation to compensate Employee at such rates as may be mutually agreed upon by the Employer and Employee at the time, but not exceeding the annualized rate provided for in Section 4.1 of this Agreement, and reimbursement to Employee of all expenses incurred.

If Employer is unable for any reason whatsoever, including Employee's mental or physical incapacity to secure Employee's signature to apply for or to pursue any application for any United States of foreign letters, patent or copyright registrations (or any document transferring ownership thereof) covering inventions or original works or authorship assigned to Employer under this Agreement, Employee hereby irrevocably designates and appoints Employer and its duly authorized officers and agents as Employee's agent and attorney-in-fact to act for and in his behalf and stead to execute and file any such applications and documents and to do all other lawfully permitted acts to further the prosecution and issuance of letters patent or copyright registrations or transfers thereof with the same legal force and effect as if executed by Employee. This appointment is coupled with an interest in and to the inventions and works of authorship and shall survive Employee's death or disability. Employee hereby waives and quitclaims to Employer any and all claims of any nature whatsoever which Employee now or may hereafter have against third parties for infringement of any patents or copyrights resulting from or relating to any such application for letters, patent or copyright registrations assigned hereunder to Employer.

ARTICLE 3

COMPENSATION OF EMPLOYEE

Section 3.1     Annual Salary. As compensation for his services hereunder, Employee shall be paid a salary at the rate of $12,916.66 semi-monthly (the equivalent of three hundred ten thousand 00/100 Dollars ($310,000) per year) ("Salary") from the Commencement Date. Salary shall be paid in equal installments not less frequently than twice each month.

Section 3.2     Quarterly Bonus. The Employee shall be eligible to be paid a quarterly bonus earned in accordance with the terms set forth on Exhibit 3.2.

Section 3.3     Tax Withholding. Employer shall have the right to deduct or withhold from the compensation due to Employee hereunder any and all sums required for federal income and social security taxes and all state or local taxes now applicable or that may be enacted and become applicable in the future, for which withholding is required by law.

Section 3.4     Stock Options. The Employer may, at the Employer's sole discretion, issue stock options to the Employee. All stock options granted the Employee shall be subject to a stock option agreement, a stock option plan and such other restrictions as are generally applicable to stock options issued to employees of the Employer, as each may be amended from time to time.

ARTICLE 4

EMPLOYEE BENEFITS

Section 4.1     Annual Vacation. Employee shall be entitled to twenty (20) business days of paid vacation during each year of this Agreement. Employee may be absent from his employment for vacation at such times as are pre-approved by the Employer's Chief Executive Officer. Unused vacation shall not be carried over into the next year, and will not be paid in the form of cash.

Section 4.2     Benefits. Employee shall be eligible to participate in benefit plans provided by Employer, including health, and life insurance coverage should Employer elect to participate in any such plans.

Section 4.3     Business Expenses. Employer shall reimburse Employee for all appropriate expenses for travel and entertainment by Employee for legitimate business purposes, provided that they are approved in writing by the Company's Chief Executive Officer or his designee, and provided that Employee furnishes to Employer adequate records and documentary evidence for the substantiation of each such expenditure, as required by the Internal Revenue Code of 1986, as amended. Per the Company's policy's, expense reports must be submitted each month to ensure reimbursement.

ARTICLE 5

TERMINATION OF EMPLOYMENT

Section 5.1     Termination. Employee's employment hereunder may be terminated by Employee or Employer as herein provided, without further obligation or liability, except as expressly provided in this Agreement.

Section 5.2     Resignation, Retirement, Death or Disability. Employee's employment hereunder shall be terminated at any time by Employee's resignation, or by Employee's retirement, death, or his inability to perform the essential functions of his position under this Agreement, with or without reasonable accommodation, for a total of ninety (90) days or more in any continuous two hundred (200) day period because of a substantial physical or mental impairment ("Disability"). Employer shall not be liable for payment of base or bonus compensation during any period of disability, though benefits shall continue to accrue.

Section 5.3     Termination for Cause. Employee's employment hereunder may be terminated for Cause. "Cause" is conduct, as determined by the Chief Executive Officer, or his designee, involving one or more of the following: (i) gross misconduct by the Employee; or (ii) the willful disregard of the rules or policies of the Company, provided that the Company must provide Employee with written notice from the Company of such willful disregard of the rules or policies of the Company and Employee fails to cure (if curable) such willful disregard of the rules or policies of the Company within five business days of such notice; or (iii) the violation of any noncompetition or non-solicitation covenant with, or assignment of inventions obligation to, the Company; or (iv) the formal charge of the Employee of a felony; or (v) the commission of an act of embezzlement, fraud or breach of fiduciary duty against the Company (vi) engagement in a specific act or pattern of behavior which, in the reasonable opinion of the Company, impugns the reputation of the Company or which creates an environment materially non-conducive to the growth and development of the Company, (vii) the failure of the Employee to perform in a material respect his employment obligations as set forth in this Agreement without proper cause and the continuation thereof after delivery to Employee of written notice from the Employer specifying in reasonable detail the nature of such failure. For purposes of this Section, no act, or failure to act, on the Employee's part shall be considered "willful" unless done, or omitted to be done, by him not in good faith and without reasonable belief that his action or omission was in the best interest of the Employer.

Section 5.4     Termination Without Cause; Termination for Good Reason. Employee's employment here under may be terminated without Cause upon ten (10) business days' notice for any reason. Employee's employment may be terminated by Employee at any time for Good Reason. For purposes of this Agreement, the term "Good Reason" shall mean the occurrence of any of the following events: (i) failure of the Employer to continue the Employee in the position of Executive Vice President and Chief Financial Officer of the Employer; (ii) material diminution in the nature or scope of the Employee's responsibilities, duties or authority; provided however, any diminution of the business of the Employer or any sale or transfer of any or all of the equity, property or other assets of the Employer shall not constitute "Good Reason"; (iii) material failure of the Employer to provide the Employee the compensation and benefits in accordance with the terms of this Agreement, excluding an inadvertent failure which is cured within ten (10) business days following notice from the Employee specifying in detail the nature of such failure; or (iv) the requirement by the Employer that Employee relocate his principal place of employment to a location more than thirty (30) miles from his current principal place of employment. The Employee is required to provide notice to the Employer of the existence of the Good Reason within 60 days of its initial existence and the Employer shall have 30 days within which to remedy the Good Reason condition.

Section 5.5     Expiration. Employee's employment hereunder shall be terminated upon expiration of the Term of Employment as provided in Sections 1.1 and 1.2, unless the parties agree that the Employee's employment shall become "at will."

Section 5.6     Notice of Termination. Any termination of the Employee's employment by the Employer or by the Employee (other than termination by reason of resignation, retirement, or death), shall be communicated by written Notice of Termination to the other party hereto. For purposes of this Agreement, a "Notice of Termination" shall mean a notice which shall include the specific termination provision in this Agreement relied upon, and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Employee's employment under the provision so indicated.

Section 5.7     Date of Termination. The "Date of Termination" shall be: (a) if the Employee's employment is terminated by his death, the date of his death; (b) if the Employee's employment is terminated by reason of Employee's disability, thirty (30) days after Notice of Termination is given; (c) if the Employee's employment is terminated for Cause, the date the Notice of Termination is given or after if so specified in such Notice of Termination; (d) if the Employee's employment is terminated for any other reason, the date on which a Notice of Termination is given.

ARTICLE 6

PAYMENTS TO EMPLOYEE UPON TERMINATION

Section 6.1     Death, Disability or Retirement. In the event of Employee's Retirement, Death or Disability, all benefits generally available to Employer's employees as of the date of such an event shall be payable to Employee or Employee's estate, in accordance with the terms of any plan, contract, understanding or arrangement forming the basis for such payment. Neither Employer nor any affiliate shall have any further obligation to Employee under this Agreement or otherwise, except for payment to Employee of any and all accrued salary and bonuses, provision of the opportunity to elect COBRA health care continuation and otherwise as may be expressly required by law.

Section 6.2     Termination for Cause or Resignation. In the event Employee is terminated by Employer for Cause or Employee resigns (other than a Termination by Employee for Good Reason), neither Employer nor any affiliate shall have any further obligation to Employee under this Agreement or otherwise, except for payment to Employee of any and all accrued salary and bonuses, provision of the opportunity to elect COBRA health care continuation and otherwise as may be expressly required by law.

Section 6.3     Termination Without Cause; Termination for Good Reason. Subject to other provisions in this Article 6 to the contrary and during the Initial Term and any Succeeding Annual Terms only, upon the occurrence of a termination without Cause by Employer or a Termination for Good Reason by Employee, Employer shall:

(a)     Pay to Employee any and all accrued salary, bonuses and vacation;

(b)     Pay to Employee, or in the event of Employee's subsequent death, to Employee's surviving spouse, or if none, to Employee's estate, as severance pay or liquidated damages, or both, a sum equal to (i) the monthly rate of Salary payable under this Agreement for a period of six (6) months, and (ii) an amount equal to the quarterly bonus paid to Employee for the preceding quarter immediately prior to Employee's termination; provided, however, in the event of a termination without Cause by Employer or Termination for Good Reason by Employee which occurs during the first twelve months after a Change in Control of the Company the Employer shall instead pay to Employee, or in the event of Employee's subsequent death, to Employee's surviving spouse, or if none, to Employee's estate, as severance pay or liquidated damages, or both, a sum equal to three times the annual base salary (currently $930,000) in one lump sum payment; Cause any stock options issued to Employee which have not lapsed and which are not otherwise exercisable to be accelerated so as to immediately exercisable by Employee; Pay the Employer's portion of the COBRA health insurance continuation premium in the same amount Employer contributed for Employee's health insurance as of the date of Employee's termination for a period of six (6) months and thereafter provide Employee the opportunity to continue to elect COBRA health care continuation at Employee's cost (provided that the Employee makes the required premium contributions); provided, however, that Employer's obligation to contribute its portion of the COBRA insurance premium during this three month period will cease immediately in the event Employee becomes employed following termination. Employee agrees to notify Employer immediately regarding such new employment; and

(c)     Provide to Employee such other payments or benefits as may be expressly required by law.

Section 6.4     Definition. A "Change in Control" will be deemed to have occurred only if any of the following events occur:

(i)     any "person," as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), (other than the Company, any trustee or other fiduciary holding securities under an employee benefit plan of the Company, or any corporation owned directly or indirectly by the stockholders of the Company in substantially the same proportion as their ownership of stock of the Company) is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 20% or more of the combined voting power of the Company's then outstanding securities;

(ii)     individuals who constitute the Board (as of the date hereof, the "Incumbent Board") cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to the date hereof whose election, or nomination for election by the Company' stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board (other than an election or nomination of an individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the directors of the Company, as such terms are used in Rule 14a-11 of Regulation 14A under the Exchange Act) will be, for purposes of this Agreement, considered as though such person were a member of the Incumbent Board; or

the stockholders of the Company approve a merger or consolidation of the Company with any other corporation, and such merger or consolidation is consummated, other than (A) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 50% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation or (B) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no "person" (as hereinabove defined) acquires more than 50% of the combined voting power of the Company's then outstanding securities; or

(iii)     the stockholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets.

ARTICLE 7

GENERAL PROVISIONS

Section 7.1     Notices. Any notices to be given hereunder by either party to the other shall be in writing and may be transmitted by personal delivery or by mail, first class, postage prepaid, or by electronic facsimile or email transmission (with verification of receipt). Mailed notices shall be addressed to the parties at their respective addresses set forth herein. Each party may change that address by written notice in accordance with this section. Notices delivered personally shall be deemed communicated as of the date of actual receipt. Mailed notices shall be deemed communicated as of one day after the date of mailing.

Section 7.2      Governing Law; Jurisdiction. This Agreement shall be governed by, construed and interpreted in accordance with the laws of the Commonwealth of Massachusetts, without regard to its principles of conflicts of laws. Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement or any of the transactions contemplated hereby, shall be brought against any of the parties in the courts of the Commonwealth of Massachusetts, and each of the parties irrevocably submits to the exclusive jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding, waives any objection to venue laid therein, agrees that all claims in respect of any action or proceeding shall be heard and determined only in any such court and agrees not to bring any action or proceeding arising out of or relating to this Agreement or any transaction contemplated hereby in any other court. Process in any action or proceeding referred to in the preceding sentence may be served on any party anywhere in the world.

Section 7.3     Attorney's Fees and Costs. If Employer or Employee commences any action at law or in equity against arising out of or relating to this Agreement (other than any statutory cause of action relating to employment, including but not limited to claims under state and federal employment laws) and Employer prevails in such action, Employee shall reimburse Employer its reasonable attorneys' fees, costs and necessary disbursements in addition to any other relief to which Employer may be entitled. This provision shall be construed as applicable to the entire contract.

Section 7.4     Entire Agreement. This Agreement supersedes any and all other agreements, either oral or in writing, between the parties hereto with respect to the subject matter contained herein and contains all of the covenants and agreements between the parties with respect to that subject matter, including without limitation, any prior Employment Agreement between Employer and Employee. Each party to this Agreement acknowledges that no representations, inducements, promises or agreements, orally or otherwise, have been made by any party, or anyone acting on behalf of any party, which are not embodied herein, and that no other agreement, statement or promise not contained in this Agreement shall be valid or binding on either party.

Section 7.5     Modification. Any modification of this Agreement will be effective only if it is in writing and signed by the Employee and properly authorized by Employer's Board of Directors and signed by the Chief Executive Officer of Employer.

Section 7.6     Effect of Waiver. The failure of either party to insist on strict compliance with any of the terms, covenants or conditions of this Agreement by the other party shall not be deemed a waiver of that term, covenant or condition, nor shall any waiver or relinquishment of any right or power at any one time or times be deemed a waiver or relinquishment of that right or power for all or any other times.

Section 7.7     Partial Invalidity. If any provision in this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions shall nevertheless continue in full force without being impaired or invalidated in any way.

Section 7.8     Assignment. The rights and obligations of the parties hereto shall inure to the benefit of, and shall be binding upon, the successors and assigns of each of them; provided, however, that the Employee shall not, during the continuance of this Agreement, assign this Agreement without the previous written consent of the Employer, and provided, further, that nothing contained in this Agreement shall restrict or limit the Employer in any manner whatsoever from assigning any or all of its rights, benefits or obligations under this Agreement to any successor corporation or entity or to any affiliate of the Employer without the necessity of obtaining the consent of the Employee. "Affiliate" as used throughout this Agreement means any person or entity which directly or indirectly controls, or is controlled by, or is under common control with, the Employer.

Section 7.9     Specific Performance. If there is any violation of the Employee's obligations herein contained, the Employer, or any of its Affiliates, shall have the right to specific performance in addition to any other remedy which may be available at law or at equity.

Section 7.10 Survival of Sections. The provisions of Sections 2.3, 2.4, 2.5 and 2.6 shall continue in force so long as the Employee remains employed by the Employer or any Affiliate of the Employer, whether under this Agreement or not, and whether as a consultant or not, and shall survive any termination of employment under this Agreement for the periods specified therein. Notwithstanding the foregoing, the provision of Sections 2.5 shall survive for only three years following any termination of employment.

Section 7.11 Injunctive Relief/Acknowledgement. Employee understands and acknowledges that the Employer's Proprietary Information, inventions and good will are of a special, unique, unusual, extraordinary character which gives them a peculiar value, the loss of which cannot be reasonably compensated by damages in an action at law. Employee understands and acknowledges that, in addition to any and all other rights or remedies that the Employer may possess, Employer shall be entitled to injunctive and other equitable relief, without posting a bond, to prevent a breach or threatened breach of this Agreement (and/or any provision thereof) by Employee . In the event that a court of appropriate jurisdiction awards the Company injunctive or other equitable relief due to Employee's breach of the terms of this Agreement, Employee agrees that the time periods provided in Article 2.3 of this Agreement shall be tolled for the period during which Employee is in breach of the Agreement, and shall resume once Employee complies with such injunctive or other equitable relief.

IN WITNESS WHEREOF, the parties have executed this Agreement by their duly authorized officers as an instrument under seal at Burlington, Massachusetts on this ___th day of ____________, 2014.

Employer:	Employee:

Bridgeline Digital, Inc.

By:
Thomas L. Massie	Brett Zucker
President & CEO

EXHIBIT 2.4(b)

Employee's Personal Intellectual Property

EXHIBIT 3.2

Brett Zucker 2014 Incentive Bonus: You will have the opportunity to earn a quarterly incentive bonus of $50,000 based on the achievement of the Company’s FY 2014 metrics. . The bonus metrics set forth below are not dependent on each other and you have the opportunity to earn any or all applicable bonuses in a given quarter. If an acquisition is made by the Company in FY 2014 the stated goals below may be adjusted.

A)	R&D Launch of V5.1: For FY 2014 you will be entitled to receive a $12,500 incentive bonus when the Company achieves the launch of iAPPS V5.1.

B)	R&D Launch of V5.2: For FY 2014 you will be entitled to receive a $12,500 incentive bonus when the Company achieves the launch of iAPPS V5.2

C)

iAPPS Licenses Sold: For FY2014 you will be entitled to receive a quarterly incentive bonus of $3,125 (equal to $12,500 annually) for Bridgeline booking twenty (20) iAPPS Enterprise licenses in the quarter.

D)

iAPPS Network Operation Center Uptime: For FY2014 you will be entitled to receive a quarterly incentive bonus of $3,125 (equal to $12,500 annually) when Bridgeline’s iAPPS Network Operation Center achieves an average of 99.9% uptime, or better for the entire quarter. The 99.9% uptime will be verified by Pingdom consolidated reports.

All bonuses will be paid on the second (30th/31st) payroll of the month following the quarter end. For purposes of all bonuses that are covered by this agreement, such amounts shall be considered “earned” only to the extent that you are employed by Bridgeline at the time payment is to be made. Otherwise, bonuses will not be considered to have been “earned”.

Employer:	Employee:

Bridgeline Digital, Inc.

By:
Thomas L. Massie	Brett Zucker
President & CEO